Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. ACQUIRES MOBILE RUGGED BUSINESS OF KONTRON, AMERICA

STAMFORD, CONNECTICUT – August 13, 2007—Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it had acquired the Mobile Rugged Business (MRB) of Kontron America, Inc., which produces computers, electronics and flat panel displays for harsh environment applications. The purchase price is $26.6 million in cash. MRB had sales of approximately $25 million in 2006.

MRB’s manufacturing operation is located in Poway, California, and its engineering group is located in Fremont, California. The division employs approximately 35 people.

Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “MRB will strengthen our Azonix business, which also makes rugged computers, measurement and control systems and intelligent data acquisition products. MRB will broaden our product and technology portfolio, and will significantly expand our market penetration particularly to military and oil and gas customers. We intend to move the MRB product line into our Azonix facility in Billerica, Massachusetts, by the end of the year. The engineering group will continue to be located in Fremont, California. We expect this acquisition will be neutral to our earnings in 2007.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

2007—16

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